Exhibit 99.1

News Release
FOR IMMEDIATE RELEASE

Bristow Group Reports First Quarter Fiscal Year 2019 Results

HOUSTON, August 2, 2018 – Bristow Group Inc. (NYSE: BRS) today reported the following results for the three months ended June 30, 2018. All amounts shown are dollar amounts in thousands unless otherwise noted:

	Three Months Ended June 30,
	2018	2017	% Change
Operating revenue	$350,987	$339,729	3.3%
Net loss attributable to Bristow Group	(32,108)	(55,275)	41.9%
Diluted loss per share	(0.90)	(1.57)	42.7%
Adjusted EBITDA (1)	26,769	15,203	76.1%
Adjusted net loss (1)	(29,123)	(29,138)	0.1%
Adjusted diluted loss per share (1)	(0.82)	(0.83)	1.2%
Operating cash flow	(44,119)	(51,179)	13.8%
Capital expenditures	8,895	12,553	(29.1)%
Rent expense	50,081	58,675	(14.6)%

	June 30, 2018	March 31, 2018	% Change
Cash	$316,550	$380,223	(16.7)%
Undrawn borrowing capacity on ABL Facility (2)	25,216	—	*
Total liquidity	$341,766	$380,223	(10.1)%
______________
* percentage change too large to be meaningful or not applicable

(1)	A full reconciliation of non-GAAP financial measurements is included at the end of this news release

(2)	Our new $75 million Asset-Backed Revolving Credit Facility (“ABL Facility”) closed on April 17, 2018 and, therefore, availability under such facility is not included in liquidity as of March 31, 2018.
“The New Bristow delivered improved revenue and adjusted EBITDA performance both compared to the prior year’s first fiscal quarter and sequentially, led by our Search and Rescue and fixed-wing businesses in the U.K. and higher adjusted EBITDA in Australia,” said Jonathan Baliff, President and Chief Executive Officer of Bristow Group. “Our first quarter results continue to reflect our global team’s delivery of excellent aviation safety performance in an environment that remains challenging in our oil and gas footprint. Our global team continues to execute our fiscal 2019 STRIVE priorities with a focus on being a leader in every market we serve and a return to profitability.”
BUSINESS AND FINANCIAL HIGHLIGHTS

•	Net loss was $32.1 million ($0.90 per diluted share) for the June 2018 quarter compared to a net loss of $55.3 million ($1.57 per diluted share) for the June 2017 quarter.

•	Adjusted net loss was $29.1 million ($0.82 per diluted share) for the June 2018 quarter compared to an adjusted net loss of $29.1 million ($0.83 per diluted share) for the June 2017 quarter.

•
Adjusted EBITDA for the June 2018 quarter of $26.8 million was up 76% over the June 2017 quarter, and up 17% over the March 2018 quarter, benefiting from $12.2 million of original equipment manufacturer (“OEM”) cost recoveries.

•	We are reaffirming our fiscal 2019 adjusted EBITDA guidance of $90 million - $140 million provided in May 2018.

•
After principal and interest payments in the June 2018 quarter of $38.8 million, we had $341.8 million of total liquidity as of June 30, 2018, including $25.2 million of undrawn borrowing capacity on our new ABL Facility.

“We continue to operate in a short-cycle offshore market characterized this fiscal year by an uneven recovery both quarter to quarter and geographically. We have seen a stronger than expected recovery in the U.S. Gulf of Mexico and Africa as utilization on existing assets has improved. These markets reflect our overall lower cost structure and more responsive, regionally focused businesses,” said Jonathan Baliff. “Bristow’s previous refinancings have enhanced our liquidity profile and we are well-positioned to take advantage of the beginning of an offshore investment cycle as seismic activity has increased and more exploration rigs are going to work.”
Operating revenue from external customers by line of service was as follows:

	Three Months Ended June 30,
	2018	2017	% Change

	(in thousands, except percentages)
Oil and gas services	$227,771	$234,775	(3.0)%
U.K. SAR services	66,320	52,587	26.1%
Fixed wing services	56,707	50,677	11.9%
Corporate and other	189	1,690	(88.8)%
Total operating revenue	$350,987	$339,729	3.3%
The year-over-year increase in operating revenue was primarily driven by increases in U.K. SAR and fixed wing services revenue in our Europe Caspian and Africa regions. The increase in U.K. SAR services revenue included the one-time benefit of $7.6 million in OEM cost recoveries recognized in the June 2018 quarter. Additionally, revenue increased by $10.5 million compared to the June 2017 quarter due to changes in foreign currency exchange rates, primarily related to the strengthening of the British pound sterling versus the U.S. dollar.
The year-over-year change in GAAP net loss and diluted loss per share were primarily driven by higher revenue in the June 2018 quarter as discussed above, lower rent expense, lower general and administrative expense and a more favorable effective tax rate. These favorable changes were partially offset by higher interest expense and higher loss on unconsolidated affiliates in the June 2018 quarter.
The GAAP net loss and diluted loss per share for the June 2018 quarter included organizational restructuring costs of $1.7 million ($1.7 million net of tax), or $0.05 per share, included in direct cost and general and administrative expense, which resulted from separation programs across our global organization designed to increase efficiency and reduce costs.
Additionally, we had a loss on disposal of assets of $1.7 million ($1.3 million net of tax), or $0.04 per share, during the June 2018 quarter from the sale or disposal of aircraft and other equipment.
The June 2018 quarter results benefited from the impact of $12.2 million of OEM cost recoveries realized in the June 2018 quarter that resulted in the one-time benefit of $7.6 million in U.K. SAR operating revenue discussed above, a $3.5 million reduction in rent expense and a $1.1 million reduction in direct costs. The OEM cost recoveries described above are included within adjusted net income, adjusted earnings per share and adjusted EBITDA in the June 2018 quarter.
Adjusted EBITDA, adjusted net loss and adjusted diluted loss per share benefited from the increase in revenue, decrease in rent and general and administrative expense and favorable impact of changes in foreign currency exchange rates compared to the June 2017 quarter. These items were mostly offset by increased interest expense, resulting in no significant change in adjusted net loss and adjusted diluted loss per share year-over-year. The increase in revenue and decrease in rent expense includes the OEM cost recoveries described above.
The June 2017 quarter was also impacted by special items as reflected in the table at the end of this release.

LIQUIDITY AND FINANCIAL FLEXIBILITY
Don Miller, Senior Vice President and Chief Financial Officer, commented, “On the heels of the success we had in fiscal 2018 in terms of improving our liquidity runway, we finished the June 2018 quarter with almost $350 million in liquidity including the completion of our ABL facility in April. We remain focused on revenue growth, cost reduction and improved returns, including the return of seven leased aircraft in the June quarter with the ability to return another 18 aircraft over the remainder of fiscal 2019.”
REGIONAL PERFORMANCE

Europe Caspian

	Three Months Ended June 30,
	2018	2017	% Change

	(in thousands, except percentages)
Operating revenue	$210,986	$184,478	14.4%
Operating income	$21,928	$4,371	*
Operating margin	10.4%	2.4%	333.3%
Adjusted EBITDA	$35,650	$16,152	120.7%
Adjusted EBITDA margin	16.9%	8.8%	92.0%
Rent expense	$31,996	$36,453	(12.2)%
_____________

 * percentage change too large to be meaningful or not applicable
The increase in operating revenue in the June 2018 quarter primarily resulted from an increase of $13.7 million in U.K. SAR revenue, including a one-time benefit of OEM cost recovery of $7.6 million, an increase in Norway primarily due to an increase in activity and short-term contracts and an increase in fixed wing revenue from Eastern Airways. Additionally, revenue in this region benefited from a favorable year-over-year impact of changes in foreign currency exchange rates of $10.8 million. Eastern Airways contributed $34.8 million and $27.9 million in operating revenue for the June 2018 quarter and June 2017 quarter, respectively.
Operating income, operating margin, adjusted EBITDA and adjusted EBITDA margin increased in the June 2018 quarter primarily due to the increase in operating revenue discussed above, the benefit to rent expense and direct costs in the June 2018 quarter related to OEM cost recoveries, the benefit of the return of leased aircraft and favorable year-over-year impacts from changes in foreign currency exchange rates. These benefits were partially offset by increased salaries and benefits and maintenance expense year-over-year due to the increase in activity. Eastern Airways contributed a negative $0.1 million and positive $0.1 million in adjusted EBITDA for the June 2018 quarter and June 2017 quarter, respectively.
Africa

	Three Months Ended June 30,
	2018	2017	% Change

	(in thousands, except percentages)
Operating revenue	$34,915	$49,981	(30.1)%
Operating income	$1,141	$10,048	(88.6)%
Operating margin	3.3%	20.1%	(83.6)%
Adjusted EBITDA	$5,319	$13,383	(60.3)%
Adjusted EBITDA margin	15.2%	26.8%	(43.3)%
Rent expense	$2,122	$2,200	(3.5)%
Operating revenue for Africa decreased in the June 2018 quarter primarily due to a contract that expired on March 31, 2018, which was partially offset by an increase in activity from other oil and gas customers as we have seen a stronger than expected recovery as utilization on existing assets has improved. Additionally, fixed wing services in Africa generated $2.2 million and $1.8 million of operating revenue for the June 2018 quarter and June 2017 quarter, respectively.

Operating income, operating margin, adjusted EBITDA and adjusted EBITDA margin decreased as a result of the decrease in operating revenue in the June 2018 quarter, which was only partially offset by a decrease in direct costs and general and administrative expense. Additionally, during the June 2018 quarter we incurred $1.5 million of demobilization costs related to the contract that expired on March 31, 2018.
Americas

	Three Months Ended June 30,
	2018	2017	% Change

	(in thousands, except percentages)
Operating revenue	$53,810	$57,783	(6.9)%
Earnings from unconsolidated affiliates	$(2,907)	$(535)	*
Operating income	$(7,587)	$(1,256)	*
Operating margin	(14.1)%	(2.2)%	*
Adjusted EBITDA	$(407)	$6,176	*
Adjusted EBITDA margin	(0.8)%	10.7%	*
Rent expense	$6,598	$6,994	(5.7)%
_____________
 * percentage change too large to be meaningful or not applicable
Operating revenue decreased in the June 2018 quarter primarily due to a decrease in operating revenue in Canada and Trinidad due to lower activity, partially offset by an increase in activity with our U.S. Gulf of Mexico oil and gas customers as we have seen a stronger than expected recovery as utilization on existing assets has improved.
Earnings from unconsolidated affiliates, net of losses, decreased to a loss of $2.9 million primarily due to a decrease in earnings from our investment in Líder in Brazil due to an unfavorable change in exchange rates and decline in activity.
The decreases in operating income, operating margin, adjusted EBITDA and adjusted EBITDA margin were driven by the decreases in operating revenue and earnings from unconsolidated affiliates discussed above, partially offset by a decrease in rent expense.
Asia Pacific

	Three Months Ended June 30,
	2018	2017	% Change

	(in thousands, except percentages)
Operating revenue	$54,404	$49,127	10.7%
Operating loss	$(971)	$(12,530)	92.3%
Operating margin	(1.8)%	(25.5)%	92.9%
Adjusted EBITDA	$2,086	$(5,720)	*
Adjusted EBITDA margin	3.8%	(11.6)%	*
Rent expense	$8,117	$10,954	(25.9)%
_____________
 * percentage change too large to be meaningful or not applicable
Operating revenue increased in the June 2018 quarter primarily due to an increase in operating revenue in Australia due to new contracts and increased activity with oil and gas customers, partially offset by a decrease from our fixed wing operations as Airnorth contributed $19.7 million and $21.0 million in operating revenue for the June 2018 quarter and June 2017 quarter, respectively.

Operating income, operating margin, adjusted EBITDA and adjusted EBITDA margin improved in the June 2018 quarter primarily due to an increase in operating revenue discussed above, a decrease in salaries and benefits due to headcount reductions and a reduction to rent expense related to OEM cost recoveries and lease returns. Adjusted EBITDA and adjusted EBITDA margin were negatively impacted by a $2.6 million unfavorable impact of foreign currency exchange rate changes. Airnorth contributed $0.2 million and $0.9 million in adjusted EBITDA for the June 2018 quarter and June 2017 quarter, respectively.
Corporate and other

	Three Months Ended June 30,
	2018	2017	% Change

	(in thousands, except percentages)
Operating revenue	$190	$1,712	(88.9)%
Operating loss	$(16,631)	$(25,950)	35.9%
Adjusted EBITDA	$(15,879)	$(14,788)	(7.4)%
Rent expense	$1,248	$2,074	(39.8)%
Operating revenue decreased in the June 2018 quarter primarily due to the sale of Bristow Academy on November 1, 2017.
Operating loss decreased in the June 2018 quarter primarily due to the inclusion of $8.3 million related to organizational restructuring costs in the June 2017 quarter and $1.2 million of inventory impairment charges in the June 2017 quarter, both of which are excluded from adjusted EBITDA. Adjusted EBITDA decreased primarily due to an increase of $1.1 million in foreign currency transaction losses year-over-year.
GUIDANCE
Guidance for selected financial measures is included in the tables that follow.
CONFERENCE CALL
Management will conduct a conference call starting at 10:00 a.m. ET (9:00 a.m. CT) on Friday, August 3, 2018 to review financial results for the fiscal year 2019 first quarter ended June 30, 2018. This release and the most recent investor slide presentation are available in the investor relations area of our web page at www.bristowgroup.com. The conference call can be accessed as follows:
Via Webcast:

•	Visit Bristow Group’s investor relations Web page at www.bristowgroup.com

•	Live: Click on the link for “Bristow Group Fiscal 2019 First Quarter Earnings Conference Call”

•	Replay: A replay via webcast will be available approximately one hour after the call’s completion and will be accessible for approximately 90 days.
Via Telephone within the U.S.:

•	Live: Dial toll free 1-877-404-9648
Via Telephone outside the U.S.:

•	Live: Dial 1-412-902-0030
ABOUT BRISTOW GROUP INC.
Bristow Group Inc. is the leading global industrial aviation services provider offering helicopter transportation, search and rescue (SAR) and aircraft support services, including maintenance, to government and civil organizations worldwide. Bristow has major transportation operations in the North Sea, Nigeria and the U.S. Gulf of Mexico, and in most of the other major offshore oil and gas producing regions of the world, including Australia, Brazil, Canada, Russia and Trinidad. Bristow provides SAR services to the private sector worldwide and to the public sector for all of the U.K. on behalf of the Maritime and Coastguard Agency. For more information, visit bristowgroup.com.

FORWARD-LOOKING STATEMENTS DISCLOSURE
Statements contained in this news release that state the Company’s or management’s intentions, hopes, beliefs, expectations or predictions of the future are forward-looking statements. These forward-looking statements include statements regarding executing 2019 STRIVE priorities, earnings guidance, expected contract revenue, capital deployment strategy, operational and capital performance, expected cost management activities, expected capital expenditure deferrals, shareholder return, liquidity and market and industry conditions. It is important to note that the Company’s actual results could differ materially from those projected in such forward-looking statements. Risks and uncertainties include without limitation: fluctuations in the demand for our services; fluctuations in worldwide prices of and supply and demand for oil and natural gas; fluctuations in levels of oil and natural gas production, exploration and development activities; the impact of competition; actions by customers and suppliers; the risk of reductions in spending on industrial aviation services by governmental agencies; changes in tax and other laws and regulations; changes in foreign exchange rates and controls; risks associated with international operations; operating risks inherent in our business, including the possibility of declining safety performance; general economic conditions including the capital and credit markets; our ability to obtain financing; the risk of grounding of segments of our fleet for extended periods of time or indefinitely; our ability to re-deploy our aircraft to regions with greater demand; our ability to acquire additional aircraft and dispose of older aircraft through sales into the aftermarket; the possibility that we do not achieve the anticipated benefit of our fleet investment program; availability of employees; and political instability, war or acts of terrorism in any of the countries where we operate. Additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements is contained from time to time in the Company’s SEC filings, including but not limited to the Company’s annual report on Form 10-K for the fiscal year ended March 31, 2018. Bristow Group Inc. disclaims any intention or obligation to revise any forward-looking statements, including financial estimates, whether as a result of new information, future events or otherwise.
(financial tables follow)

Investor Relations
Linda McNeill
Director, Investor Relations
+1 713.267.7622

Global Media Relations
Adam Morgan
Director, Global Communications
+1 281.253.9005

BRISTOW GROUP INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts and percentages)
(Unaudited)

	Three Months Ended June 30,
	2018	2017

Revenue:
Operating revenue from non-affiliates	$338,466	$322,118
Operating revenue from affiliates	12,521	17,611
Reimbursable revenue from non-affiliates	16,907	12,380
	367,894	352,109
Operating expense:
Direct cost	280,051	285,580
Reimbursable expense	15,904	12,226
Depreciation and amortization	30,941	31,056
General and administrative	40,101	46,707
	366,997	375,569

Loss on impairment	—	(1,192)
Loss on disposal of assets	(1,678)	699
Earnings from unconsolidated affiliates, net of losses	(3,017)	(665)
Operating loss	(3,798)	(24,618)

Interest expense, net	(27,144)	(16,021)
Other income (expense), net	(3,950)	(1,616)
Loss before provision for income taxes	(34,892)	(42,255)
Benefit (provision) for income taxes	2,851	(13,491)
Net loss	(32,041)	(55,746)
Net loss attributable to noncontrolling interests	(67)	471
Net loss attributable to Bristow Group	$(32,108)	$(55,275)

Loss per common share:
Basic	$(0.90)	$(1.57)
Diluted	$(0.90)	$(1.57)

Non-GAAP measures:
Adjusted EBITDA	$26,769	$15,203
Adjusted EBITDA margin	7.6%	4.5%
Adjusted net loss	$(29,123)	$(29,138)
Adjusted diluted loss per share	$(0.82)	$(0.83)

BRISTOW GROUP INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	June 30, 2018	March 31, 2018
ASSETS
Current assets:
Cash and cash equivalents	$316,550	$380,223
Accounts receivable from non-affiliates	246,886	233,386
Accounts receivable from affiliates	12,914	13,594
Inventories	125,681	129,614
Assets held for sale	23,502	30,348
Prepaid expenses and other current assets	49,584	47,234
Total current assets	775,117	834,399
Investment in unconsolidated affiliates	114,609	126,170
Property and equipment – at cost:
Land and buildings	242,068	250,040
Aircraft and equipment	2,493,370	2,511,131
	2,735,438	2,761,171
Less – Accumulated depreciation and amortization	(715,496)	(693,151)
	2,019,942	2,068,020
Goodwill	19,175	19,907
Other assets	118,955	116,506
Total assets	$3,047,798	$3,165,002

LIABILITIES AND STOCKHOLDERS’ INVESTMENT
Current liabilities:
Accounts payable	$100,299	$101,270
Accrued wages, benefits and related taxes	49,030	62,385
Income taxes payable	6,142	8,453
Other accrued taxes	8,573	7,378
Deferred revenue	18,729	15,833
Accrued maintenance and repairs	30,440	28,555
Accrued interest	16,388	16,345
Other accrued liabilities	51,325	65,978
Short-term borrowings and current maturities of long-term debt	53,723	56,700
Total current liabilities	334,649	362,897
Long-term debt, less current maturities	1,410,083	1,429,834
Accrued pension liabilities	30,526	37,034
Other liabilities and deferred credits	32,302	36,952
Deferred taxes	114,645	115,192

Stockholders’ investment:
Common stock	385	382
Additional paid-in capital	856,826	852,565
Retained earnings	759,929	793,783
Accumulated other comprehensive loss	(313,918)	(286,094)
Treasury shares	(184,796)	(184,796)
Total Bristow Group stockholders’ investment	1,118,426	1,175,840
Noncontrolling interests	7,167	7,253
Total stockholders’ investment	1,125,593	1,183,093
Total liabilities and stockholders’ investment	$3,047,798	$3,165,002

BRISTOW GROUP INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	Three Months Ended June 30,
	2018	2017
Cash flows from operating activities:
Net loss	$(32,041)	$(55,746)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	30,941	31,056
Deferred income taxes	(6,776)	6,651
Discount amortization on long-term debt	1,510	23
Loss (gain) on disposal of assets	1,678	(699)
Loss on impairment	—	1,192
Deferral of lease payment	1,568	—
Stock-based compensation	1,692	4,136
Equity in earnings from unconsolidated affiliates less than dividends received	3,201	665
Increase (decrease) in cash resulting from changes in:
Accounts receivable	(19,833)	(21,541)
Inventories	(1,496)	(3,551)
Prepaid expenses and other assets	(1,729)	5,106
Accounts payable	3,385	(3,288)
Accrued liabilities	(21,845)	(8,807)
Other liabilities and deferred credits	(4,374)	(6,376)
Net cash used in operating activities	(44,119)	(51,179)
Cash flows from investing activities:
Capital expenditures	(8,895)	(12,553)
Proceeds from asset dispositions	7,774	41,975
Net cash provided by (used in) investing activities	(1,121)	29,422
Cash flows from financing activities:
Proceeds from borrowings	387	69,018
Debt issuance costs	(2,378)	(493)
Repayment of debt	(14,194)	(66,947)
Partial prepayment of put/call obligation	(14)	(12)
Common stock dividends paid	—	(2,465)
Issuance of common stock	2,830	—
Repurchases for tax withholdings on vesting of equity awards	(1,484)	(274)
Net cash used in financing activities	(14,853)	(1,173)
Effect of exchange rate changes on cash and cash equivalents	(3,580)	5,153
Net decrease in cash and cash equivalents	(63,673)	(17,777)
Cash and cash equivalents at beginning of period	380,223	96,656
Cash and cash equivalents at end of period	$316,550	$78,879

BRISTOW GROUP INC. AND SUBSIDIARIES
SELECTED OPERATING DATA
(In thousands, except flight hours and percentages)
(Unaudited)

	Three Months Ended June 30,
	2018	2017
Flight hours (excluding Bristow Academy and unconsolidated affiliates):
Europe Caspian	23,368	22,147
Africa	3,670	7,523
Americas	9,267	7,692
Asia Pacific	6,898	6,361
Consolidated	43,203	43,723
Operating revenue:
Europe Caspian	$210,986	$184,478
Africa	34,915	49,981
Americas	53,810	57,783
Asia Pacific	54,404	49,127
Corporate and other	190	1,712
Intra-region eliminations	(3,318)	(3,352)
Consolidated	$350,987	$339,729
Consolidated operating loss:
Europe Caspian	$21,928	$4,371
Africa	1,141	10,048
Americas	(7,587)	(1,256)
Asia Pacific	(971)	(12,530)
Corporate and other	(16,631)	(25,950)
Loss on disposal of assets	(1,678)	699
Consolidated	$(3,798)	$(24,618)
Operating margin:
Europe Caspian	10.4%	2.4%
Africa	3.3%	20.1%
Americas	(14.1)%	(2.2)%
Asia Pacific	(1.8)%	(25.5)%
Consolidated	(1.1)%	(7.2)%
Adjusted EBITDA:
Europe Caspian	$35,650	$16,152
Africa	5,319	13,383
Americas	(407)	6,176
Asia Pacific	2,086	(5,720)
Corporate and other	(15,879)	(14,788)
Consolidated	$26,769	$15,203
Adjusted EBITDA margin:
Europe Caspian	16.9%	8.8%
Africa	15.2%	26.8%
Americas	(0.8)%	10.7%
Asia Pacific	3.8%	(11.6)%
Consolidated	7.6%	4.5%

	Three Months Ended June 30,
	2018	2017
Depreciation and amortization:
Europe Caspian	$12,755	$11,822
Africa	3,414	3,076
Americas	6,881	6,999
Asia Pacific	4,355	5,810
Corporate and other	3,536	3,349
Consolidated	$30,941	$31,056
Rent expense:
Europe Caspian	$31,996	$36,453
Africa	2,122	2,200
Americas	6,598	6,994
Asia Pacific	8,117	10,954
Corporate and other	1,248	2,074
Consolidated	$50,081	$58,675

BRISTOW GROUP INC. AND SUBSIDIARIES
AIRCRAFT COUNT
As of June 30, 2018
(Unaudited)

	Percentage of Current Quarter Operating Revenue	Aircraft in Consolidated Fleet
		Helicopters			Fixed Wing (1)		Unconsolidated Affiliates (4)
		Small	Medium	Large		Total (2)(3)		Total
Europe Caspian	60%	—	14	79	34	127	—	127
Africa	10%	6	28	4	3	41	48	89
Americas	15%	18	40	15	—	73	61	134
Asia Pacific	15%	—	10	21	14	45	—	45
Total	100%	24	92	119	51	286	109	395
Aircraft not currently in fleet: (5)
On order		—	—	27	—	27
Under option		—	—	4	—	4
_____________

(1)
Eastern Airways operates a total of 34 fixed wing aircraft in the Europe Caspian region and provides technical support for two fixed wing aircraft in the Africa region. Additionally, Airnorth operates a total of 14 fixed wing aircraft, which are included in the Asia Pacific region.

(2)	Includes 10 aircraft held for sale and 99 leased aircraft as follows:

	Held for Sale Aircraft in Consolidated Fleet
	Helicopters
	Small	Medium	Large	Fixed Wing	Total
Europe Caspian	—	1	—	—	1
Africa	2	3	—	—	5
Americas	—	3	—	—	3
Asia Pacific	—	—	—	1	1
Total	2	7	—	1	10

	Leased Aircraft in Consolidated Fleet
	Helicopters
	Small	Medium	Large	Fixed Wing	Total
Europe Caspian	—	5	38	15	58
Africa	—	1	2	2	5
Americas	2	14	6	—	22
Asia Pacific	—	3	7	4	14
Total	2	23	53	21	99

(3)	The average age of our fleet was approximately ten years as of June 30, 2018.

(4)
The 109 aircraft operated by our unconsolidated affiliates do not include those aircraft leased from us. Includes 41 helicopters (primarily medium) and 19 fixed wing aircraft owned and managed by Líder Táxi Aéreo S.A. (“Líder”), our unconsolidated affiliate in Brazil included in the Americas region, and 41 helicopters and seven fixed wing aircraft owned by Petroleum Air Services (“PAS”), our unconsolidated affiliate in Egypt included in the Africa region, and one helicopter operated by Cougar Helicopters Inc., our unconsolidated affiliate in Canada.

(5)	This table does not reflect aircraft which our unconsolidated affiliates may have on order or under option.

BRISTOW GROUP INC. AND SUBSIDIARIES
FY 2019 GUIDANCE

FY 2019 guidance as of June 30, 2018(1)
	Operating revenue [2]	Adjusted EBITDA[2,3]	Rent[2]
Oil and gas	~$825M - $925M	~$20M - $50M	~$115M - $125M
U.K. SAR	~$230M - $240M	~$70M - $80M	~$45M - $50M
Eastern	~$90M - $100M	~$0M - $5M [4]	~$10M - $12M
Airnorth	~$80M - $90M	~$0M - $5M [4]	~$8M - $10M
Total	~$1.25B - $1.35B	~$90M - $140M	~$185M - $195M

G&A expense	~$150M - $170M
Depreciation expense	~$115M - $125M
Total aircraft rent [5]	~$160M - $165M
Total non-aircraft rent [5]	~$25M - $30M
Interest expense	~$100M - $110M
Non-aircraft capex [4]	~$30M annually
Aircraft Sale Proceeds [4]	~$20M annually
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(1)	FY19 guidance assumes FX rates as of June 30, 2018.

(2)	Operating revenue, adjusted EBITDA and rent for oil and gas includes corporate and other revenue and the impact of corporate overhead expenses.

(3)
Adjusted EBITDA for U.K. SAR and fixed wing (Eastern/Airnorth) excludes corporate overhead allocations consistent with financial reporting. Adjusted EBITDA is a non-GAAP measure of which the most comparable GAAP measure is net income (loss). We have not provided a reconciliation of this non-GAAP forward-looking information to GAAP. The most comparable GAAP measure to adjusted EBITDA is net income (loss) which is not calculated at this lower level of our business as we do not allocate certain costs, including corporate and other overhead costs, interest expense and income taxes within our accounting system. Providing this data would require unreasonable efforts in the form of allocations of other costs across the organization.

(4)	Updated from guidance provided in May 2018.

(5)	Total aircraft rent and total non-aircraft rent are inclusive of the respective components of rent expense for U.K. SAR, Eastern, Airnorth plus oil and gas.

BRISTOW GROUP INC. AND SUBSIDIARIES
GAAP RECONCILIATIONS

These financial measures have not been prepared in accordance with generally accepted accounting principles (“GAAP”) and have not been audited or reviewed by our independent auditor. These financial measures are therefore considered non-GAAP financial measures. A description of the adjustments to and reconciliations of these non-GAAP financial measures to the most comparable GAAP financial measures is as follows:

	Three Months Ended June 30,
	2018	2017

	(In thousands, except percentages and per share amounts)
Net loss	$(32,041)	$(55,746)
Loss (gain) on disposal of assets	1,678	(699)
Special items	1,719	10,866
Depreciation and amortization	30,941	31,056
Interest expense	27,323	16,235
Provision (benefit) for income taxes	(2,851)	13,491
Adjusted EBITDA	$26,769	$15,203

Benefit (provision) for income taxes	$2,851	$(13,491)
Tax provision (benefit) on loss on disposal of assets	(404)	4,573
Tax provision (benefit) on special items	(8)	11,397
Adjusted benefit for income taxes	$2,439	$2,479

Effective tax rate (1)	8.2%	(31.9)%
Adjusted effective tax rate (1)	7.7%	7.7%

Net loss attributable to Bristow Group	$(32,108)	$(55,275)
Loss on disposal of assets	1,274	3,874
Special items	1,711	22,263
Adjusted net loss	$(29,123)	$(29,138)

Diluted loss per share	$(0.90)	$(1.57)
Loss on disposal of assets	0.04	0.11
Special items	0.05	0.63
Adjusted diluted loss per share	(0.82)	(0.83)
_____________

(1)
Effective tax rate is calculated by dividing benefit (provision) for income tax by pretax net loss. Adjusted effective tax rate is calculated by dividing adjusted benefit (provision) for income tax by adjusted pretax net loss. Tax provision (benefit) on loss on disposal of assets and tax provision (benefit) on special items is calculated using the statutory rate of the entity recording the loss on disposal of assets or special item.

	Three Months Ended June 30, 2018
	Adjusted EBITDA	Adjusted Net Loss	Adjusted Diluted Loss Per Share

	(In thousands, except per share amounts)
Organizational restructuring costs (1)	$(1,719)	$(1,711)	$(0.05)

	Three Months Ended June 30, 2017
	Adjusted EBITDA	Adjusted Net Loss	Adjusted Diluted Loss Per Share

	(In thousands, except per share amounts)
Organizational restructuring costs (1)	$(9,674)	$(6,602)	$(0.19)
Inventory impairment	(1,192)	(775)	(0.02)
Tax valuation allowances (2)	—	(14,886)	(0.42)
Total special items	$(10,866)	$(22,263)	(0.63)

_____________

(1)
Organizational restructuring costs include severance expense related to separation programs across our global organization designed to increase efficiency and cut costs as well other restructuring costs.

(2)	Relates to non-cash adjustments related to the valuation of deferred tax assets.